Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2015, except for the balance sheet reclassifications of deferred taxes described in Note 9, as to which the date is March 16, 2016, included in Form 8-K relating to the consolidated financial statements and financial statement schedule of WGL Holdings, Inc.

/s/ Deloitte & Touche LLP

McLean, Virginia
March 16, 2016